KENMAR GLOBAL TRUST

MARCH 1999 SUMMARY

April 12, 1999

The net asset value per unit of Kenmar Global Trust (KGT) was down -8.46% for the month of March. As of March 31, 1999, the net asset value per unit was $103.53.

March was a difficult month and our results were the worst for any month since inception of the Fund. The primary cause was that the traditional commodities that had been producing excellent profits for the past few months reversed mid month and caused significant losses for the balance of the month.

All 5 traders lost money and 9 out of the 10 sectors traded were unprofitable in March. Most significant losses occurred in grains, energy, precious and base metals. In addition, financials and indexes were negative. The only profitable area was currencies.

Results like these are never pleasant to report but we have seen them before and they do occur periodically. As you recall, during last year we had some difficult months, one which was -6%. yet, when the year was over, we ended with a double-digit up year.

Volatility is a fact of life and it does occur on both sides of the market. As you also recall, we had a +13% month last year. We have made no trader changes and believe that despite the negative results for March, the traders are in a position to take advantage of trading opportunities when they occur.

A new prospectus dated March 31, 1999 has been mailed to you. If you did not receive it, please contact our investor hotline at 203-861-1025.

To the best of my knowledge and belief, the information above is accurate and complete.

Sincerely,



/s/ ROBERT L. CRUIKSHANK
-----------------------------------------
    Robert L. Cruikshank
    Executive Vice President
    Kenmar Advisory Corp., as Managing Owner
    Kenmar Global Trust

----------------------
ALLOCATION OF
ASSETS TO ADVISORS

         APR 1   MAR 1
          1999    1999
          ----    ----
  Dreiss
           15%     19%
  Hirst
           24%     23%
  Hyman Beck
           24%     24%
  Sunrise
           24%     21%
  Willowbridge
           13%     13%
----------------------


PERFORMANCE SHOWN IS NET OF ALL FEES AND EXPENSES.
PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                              KENMAR GLOBAL TRUST
                          UNAUDITED ACCOUNT STATEMENT
                     FOR THE MONTH ENDING MARCH 31,1999

                           STATEMENT OF INCOME (LOSS)

TRADING INCOME (LOSS)
Realized Trading Gain/(Loss)                                     $  (653,312.42)
Change in Unrealized Gain/Loss)                                  (1,512,016.83)
Gain/Loss on Other Investments                                             0.00
Brokerage Commission                                                (244,135.16)
                                                                 --------------
Total Trading Income                                             $(2,409,464.41)

EXPENSES
Audit Fees                                                       $         0.00
Administrative and Legal Fees                                         19,589.05
Management Fees                                                            0.00
Incentive Fees                                                       (84,300.47)
Other Expenses                                                         1,245.00
                                                                 --------------
Total Expenses                                                   $   (63,466.42)

INTEREST INCOME                                                  $    92,148.62

NET INCOME (LOSS) FOR THE PERIOD                                 $(2,253,849.37)
                                                                 ==============

                  STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

                    Total Fund

Beginning of Month               $26,632,922.59
Addition                           1,249,070.00
Withdrawal                          (373,011.03)
Net Income/(Loss)                 (2,253,849.37)
                                 --------------
Month End                        $25,255,132.19

Month End NAV Per Unit                  $103.53

Monthly Rate of Return                    -8.46%
Year to Date Rate of Return               -8.53%



                    To the best of our knowledge and belief,
                 the information above is accurate and complete:

Kenneth A Shewer, Chairman                            Marc S. Goodman, President

                    KENMAR ADVISORY CORP., Managing Owner of
                              Kenmar Global Trust